Exhibit 23(a)(1)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-3 of our reports dated February 27, 2025, relating to the consolidated financial statements of Duke Energy Corporation and subsidiaries (“Duke Energy”), and the effectiveness of Duke Energy’s internal control over financial reporting, appearing in the Annual Report on Form 10-K of Duke Energy for the year ended December 31, 2024. We also consent to the reference to us under the heading "Experts" in such Registration Statement.

/s/ Deloitte & Touche LLP

Charlotte, North Carolina
September 23, 2025